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                                                                    Exhibit 21.1

                                  SUBSIDIARIES

                 Subsidiary                              Domicile
         SpeedFam-IPEC Corporation                       Delaware
            IPEC Precision, Inc.                         Delaware
              SpeedFam Limited                        United Kingdom
               SpeedFam GmbH                             Germany
    SpeedFam-IPEC International Services                 Delaware
        IPEC International Services                       Taiwan
            SpeedFam Sales, Inc.                         Barbedos
             SpeedFam-Ipec K.K                            Japan
          SpeedFam-IPEC Korea Ltd.                     South Korea
      SpeedFam-IPEC (S.E.A.) Pte. Ltd.                  Singapore
     SpeedFam-IPEC (Malaysia) Sdn.. Bhd                  Malaysia